Exhibit (h)(23)

PLAN ADMINISTRATION SERVICES AGREEMENT

PLAN ADMINISTRATION SERVICES AGREEMENT (“Agreement”) dated as of September 7, 2010, by and among Columbia Management Investment Services Corp., a Minnesota corporation (“CMIS”), and each of the registrants (each a “Trust”) identified from time to time on Exhibit A hereto, acting separately on behalf of each series thereof identified from time to time on Exhibit A hereto (each a “Fund” and collectively the “Funds”).

W I T N E S S E T H:

WHEREAS, the Funds desire to offer their Class R4 shares as funding options to retirement plans (collectively referred to as “plans”);

WHEREAS, plans are typically administered directly by financial institutions, third party record keepers or administrators (“third party administrators”) who provide certain plan administration services including recordkeeping and communication/educational services to plan sponsors, plans and plan participants;

WHEREAS, the Funds desire that CMIS engage third party administrators to provide these plan administration services be to plan sponsors, plans and plan participants that invest in Class R4 shares;

WHEREAS, the Funds recognize that these plan administration services benefit the plan participants with respect to their investment in the Funds, and therefore benefit the Funds; and

WHEREAS, in consideration for the rendering of these plan administration services, the Funds are willing to pay CMIS, which will make payments to third party administrators, as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties, the parties covenant and agree as follows:

1.	PLAN ADMINISTRATION SERVICES. CMIS shall enter into agreements with third party administrators, who shall agree to provide the services specified in Exhibit B, and such other services as are reflected in future amendments to Exhibit B from time to time (the “Plan Administration Services”).

2.	MAINTENANCE OF BOOKS AND RECORDS. CMIS will preserve for each Fund all records relating to the services provided by it under this Agreement that are required to be maintained as prescribed by the rules and regulations of the Securities and Exchange Commission in the manner and for the time periods prescribed by such rules. In the event of termination of this Agreement for any reason, all such records shall be returned promptly, without charge, to the appropriate Fund, free from any claim or retention of rights by CMIS, except that CMIS may retain copies of such records.

3.

PLAN ADMINISTRATION SERVICES FEE. In consideration for the rendering by third party administrators of the Plan Administration Services, each Fund shall pay CMIS, solely out of the assets attributable to the Fund’s Class R4 shares, and accrued and paid as set forth below, a fee, calculated solely with respect to such assets, at the annual rate set forth on Exhibit C (the “Plan Administration Fee”). CMIS shall pay all fees payable to third party administrators pursuant to the agreements referenced in paragraph 1 hereof. In no event shall the Plan Administration Fee be used for the purpose of distributing or marketing Fund shares, including but not limited to advertising, compensation of underwriters, dealers or sales personnel, printing or mailing of prospectuses to other than current account holders or printing or mailing of sales literature. The parties to this Agreement expressly agree that the services to be procured under this Agreement do not include, and that the amounts payable under this Agreement do not constitute, compensation for transfer agency services for the Funds. The Plan Administration Fee shall be accrued for each calendar day and the sum of the daily fee accruals in each calendar quarter shall be paid to CMIS within five (5) calendar days after the last day of such calendar quarter.

CMIS shall provide such information to the Board of Trustees (“Board”) of each Trust relating to the Plan Administration Services as such Board may reasonably request.

4.	SCOPE OF PLAN ADMINISTRATION SERVICES; REGULATORY AND BUSINESS AND INDUSTRY PRACTICE DEVELOPMENTS. The Plan Administration Services to be procured by CMIS pursuant to this Agreement include only those services described on Exhibit B. In the event that, because of regulatory developments, or new or modified business or industry practices, the Funds require services in addition to the Plan Administration Services, CMIS will consider furnishing such additional services, with compensation for such additional services to be agreed upon with respect to each such occasion as it arises.

5.	NON-EXCLUSIVITY. The services of CMIS and the third party administrators to the Funds hereunder are not to be deemed exclusive and CMIS and the third party administrators shall be free to render similar services to others.

6.	STANDARD OF CARE. Neither CMIS or any of its affiliates, nor directors, officers, stockholders, agents or employees of CMIS or any of its affiliates, shall be liable or responsible to any Fund or its shareholders for any error of judgment, mistake of law or any loss arising out of any act or omission in the performance by CMIS of its duties under this Agreement, except for liability resulting from willful misfeasance, bad faith, negligence or reckless disregard by CMIS of its obligations and duties under this Agreement.

7.	TERM, TERMINATION, AMENDMENT AND ASSIGNMENT. The term of this Agreement shall begin on the date first written above and shall continue indefinitely. The Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by the Board that oversees the Fund upon 30 days’ written notice to CMIS. This Agreement may be terminated by CMIS with respect to any Fund at any time upon 30 days’ written notice to the Fund. This Agreement may be amended at any time by a written agreement executed by each party hereto and may be assigned with respect to any Fund only with the written consent of the Fund and CMIS.

8.	GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any conflicts or choice of laws rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

9.

SCOPE OF FUND’S OBLIGATIONS. A copy of the Agreement and Declaration of Trust of Columbia Funds Series Trust I is on file with the Secretary of The Commonwealth of Massachusetts, and CMIS acknowledges that this Agreement is executed on behalf of each Trust by an officer thereof in his or her capacity as an officer thereof and not individually, and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trusts individually, but are binding solely upon the assets and property of the Trusts. CMIS further acknowledges that the assets and liabilities of each Fund that is a series of a Trust are separate and distinct and that the obligations of or arising out of this Agreement with respect to each Fund that is a series of a Trust are binding solely upon the assets or property of such Fund. CMIS also agrees that obligations of or arising out of this Agreement with respect to each Fund that is a series of a Trust shall be several and not joint, in accordance with its proportionate interest hereunder, and agrees not to proceed (by way of claim, set-off or otherwise) against any Fund for the obligations of another Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year written above.

COLUMBIA FUNDS SERIES TRUST COLUMBIA FUNDS SERIES TRUST I

By:	/S/ J. KEVIN CONNAUGHTON
Name: J. Kevin Connaughton Title: President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/S/ STEVE WELSH
Name: Steve Welsh Title: President

EXHIBIT A

COLUMBIA FUNDS SERIES TRUST

Columbia Mid Cap Value Fund

Columbia Multi-Advisor International Equity Fund

Columbia Short Term Bond Fund

Columbia Small Cap Index Fund

Columbia LifeGoal Growth Portfolio

COLUMBIA FUNDS SERIES TRUST I

Columbia Balanced Fund

Columbia Contrarian Core Fund

Columbia Energy and Natural Resources Fund

Columbia Large Cap Growth Fund

Columbia Real Estate Equity Fund

Columbia Strategic Income Fund

EXHIBIT B

PLAN ADMINISTRATION SERVICES

In exchange for the Plan Administration Fee allocable to Class R4 shares of each Fund, as set forth on Exhibit C, CMIS shall enter into agreements with third party administrators to provide Plan Administration Services with respect to Class R4 shares that may include, but are not limited to, the following:

Plan Implementation and Conversion Services such as:

Design, provide, prepare or amend plan documents

Collect historical data

Set-up plan on recordkeeping system

Coordinate transfer of assets

Prepare and submit plan Internal Revenue Service filings

Prepare summary plan description and summaries of material modification

Prepare participant enrollment kits

Conduct plan education and enrollment meetings

Recordkeeping Services such as:

Administer participant contributions

Administer employer contributions

Administer participant forfeitures

Administer participant withdrawals

Administer dividends, capital gains and interest payments

Administer investment net asset value fluctuations

Administer investment allocations

Balance or reconcile transactions

Administer vesting schedules

Plan Maintenance Services such as

Review employee and participant data

Conduct or administer discrimination testing

Conduct or administer top heavy testing

Monitor section 402(g) compliance

Monitor section 415 compliance

Prepare or provide data for annual reports and Form 5500s

Conduct compliance consulting

Plan and Participant Reports such as:

Periodic participant statements

Participant activity reports

Periodic plan or trust statements

Administrative Services such as:

Provide distribution options

Provide and administer forms

Administer qualified domestic relations orders

Administer loans

Administer rollovers

Withhold taxes

Prepare and transmit tax forms

Issue checks

Administer asset transfers

Education Activities such as:

Create or make available plan education material

Develop or provide programs designed to increase plan participation

Help participants consider investment/retirement goals

Provide general or customized plan education programs

Provide retirement readiness education material

Provide personalized statements

Support retirement education software, such as Morningstar Clear Future

Offer face to face education seminars

Create or distribute participant educational newsletters

Create or provide plan signage or posters

Plan Sponsor Education Services such as:

Provide plan or investment option information to plan sponsors

Website and Interactive Voice Response (IVR) System Maintenance Services such as:

Establish, maintain or improve plan website and IVR systems

EXHIBIT C

SHARE CLASS	FEE

Class R4	0.25%